EXHIBIT 10.4

EXECUTIVE MEDICAL ALLOWANCE PROGRAM
SUMMARY

Participants:
Corporate Officers and Division Presidents and other executives as may from time to time be approved for participation by the Compensation and Management Resources Committee of the Board of Directors of Foot Locker, Inc. (the “Compensation Committee”).

Allowable Expenses:	Out-of-pocket medical expenses up to a set maximum annual dollar amount, as may be determined from time to time by the Compensation Committee.